Exhibit 1.2
ADOPTED BY
Mechel OAO’s Board of Directors
Unnumbered Board Minutes dated December 22, 2010
Chairman of the Board
                                             Igor V. Zyuzin
Company Secretary
                                             Irina N. Ipeeva
AMENDMENTS TO THE CHARTER OF MECHEL OAO
(the “Company”)
     1. Amend Clause 3.18 of Article 3 (“Legal Status of the Company”) of Mechel OAO’s Charter as follows:
     “The Company shall have the following representative offices:
-	Representative office in the Republic of Korea with its registered office at: No. 202, 146-5 LOFT Building, Samsung-Dong, Kangnam-Ku, Seoul, Korea, 135-878;

-	Representative office in Japan with its registered office at: No. 302 Atagoyama Bengoshi Building 1-6-7 Atago Minato-ku, Tokyo 105-0002;

-	Representative office in the People’s Republic of China with its registered office at: Jingguang Center bldg. 1 #3310A, Chaoyang District, Beijing 100020, China;

-	Representative office in Kemerovo (Russia) with its registered office at: 90/4, Lenin Avenue, Kemerovo 650036, Russian Federation;

-	Representative office in Ukraine with its registered office at: 17 Lineynaya str., Kiev 03038, Ukraine;

-	Representative office in Blagoveschensk (Russia) with its registered office at: Office 102, 173 Krasnoarmeyskaya str., Blagoveschensk 675000, Amur Region, Russia;

-	Representative office in the Southern Federal District (Russia) with its registered office at: 114 Semashko Lane, Rostov-on-Don 344010, Rostov Region, Russia”.
Moscow, 2010